SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:

| |      Preliminary Proxy Statement
|_|      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
|X|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|_|      Soliciting Material Pursuant to Rule 14a-11(c) or rule 14a-12

                                  Embrex, Inc.
                (Name of Registrant as Specified In Its Charter)

                                   Not Applicable
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|      No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

|_|      Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date Filed:

                                  EMBREX, INC.
                                1035 Swabia Court
                          Durham, North Carolina 27703
               --------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
               --------------------------------------------------

                           To Be Held on May 21, 1998

To Shareholders:

         You are cordially invited to attend the Annual Meeting of Shareholders of Embrex, Inc. (the "Company") which will be held on Thursday, May 21, 1998 at 9:00 a.m., local time, at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina, for the following purposes:

         (1) To elect a Board of Directors of the Company for the ensuing year.

         (2) To approve an amendment to the Company's Incentive Stock Option and Nonstatutory Stock Option Plan which would increase the maximum number of shares of Common Stock available for issuance pursuant to the Plan.

         (3) To approve an amendment to the Company's Bylaws which would change the range of the number of Directors on the Board of Directors from a minimum of one (1) and maximum of seven (7) members to a minimum of one (1) and a maximum of twelve (12) members;

         (4) To ratify the action of the Board of Directors in appointing Ernst & Young LLP as independent accountants for the fiscal year ending December 31, 1998.

         (5) To transact such other business as may properly come before the Annual Meeting or any adjournments of the meeting.

         Shareholders of record at the close of business on March 23, 1998 are entitled to notice of and to vote at the Annual Meeting and any and all adjournments of the meeting.

         IT IS DESIRABLE THAT YOUR SHARES OF STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                          By Order of the Board of Directors

                                                        /s/ Don T. Seaquist
                                                        Don T. Seaquist
                                                               Secretary

Durham, North Carolina
April 24, 1998

                                  EMBREX, INC.
                                1035 Swabia Court
                          Durham, North Carolina 27703
                              --------------------

                                 PROXY STATEMENT
                              --------------------

             Annual Meeting of Shareholders to be held May 21, 1998


                         SOLICITATION AND VOTING RIGHTS


         This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about April 24, 1998, in connection with the solicitation of proxies by the Board of Directors of Embrex, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina, on May 21, 1998 at 9:00 a.m., local time, and at all adjournments of the meeting. All expenses incurred in connection with this solicitation, including postage, printing, handling, and the actual expenses incurred by custodians, nominees, and fiduciaries in forwarding proxy material to beneficial owners, will be paid by the Company. In addition to solicitation by mail, certain officers, directors, and employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone, personal communication or other means. Corporate Election Services has been engaged by the Company to tabulate the proxy voting. In addition, Hill and Knowlton, Inc. will solicit delinquent proxies or request resubmission of proxies which are received by the Company unsigned or improperly completed. The aggregate fees to be paid to Corporate Election Services and Hill and Knowlton, Inc.
are not expected to exceed $7,500.

         The purposes of the Annual Meeting are to: (1) elect six nominees to the Board of Directors; (2) approve an amendment to the Company's Incentive Stock Option and Nonstatutory Stock Option Plan which would increase the maximum number of shares of Common Stock available for issuance pursuant to the Plan;
(3) approve an amendment to the Company's Bylaws which would change the range of the number of Directors on the Board of Directors from a minimum of one (1) and maximum of seven (7) members to a minimum of one (1) and a maximum of twelve
(12) members; (4) ratify the action of the Board of Directors in appointing Ernst & Young LLP as independent accountants for the fiscal year ending December 31, 1998; and (5) act upon such other matters as may properly come before the Annual Meeting or any adjournments of the meeting. The Board of Directors knows of no other matters other than those stated above to be brought before the Annual Meeting or any adjournments of the meeting.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by filing with the Secretary of the Company written notice of revocation, provided such notice is actually received prior to the vote of shareholders, by duly executing and filing a subsequent proxy with the Secretary of the Company before the vote of shareholders, or by attending the Annual Meeting and voting in person. If the accompanying proxy card is properly signed and returned, the proxy and the shares of the Company represented by the proxy will be voted in the manner directed in the proxy card. If no direction is made, the proxy and such shares will be voted in favor of the proposals set forth in the accompanying proxy card and described in this Proxy Statement and in such manner as the proxyholders named on the accompanying proxy card in their discretion determine upon such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on March 23, 1998 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments of the meeting. As of the close of business on February 27, 1998, there were 8,244,046 shares of Common Stock of the Company outstanding and entitled to vote. On all matters to come before the Annual Meeting, each holder of Common Stock will be entitled to one vote for each share held. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote at the meeting will constitute a quorum.

           SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information, as of February 27, 1998, regarding shares of Common Stock of the Company owned of record or known to the Company to be owned beneficially by each director and nominee for director, each executive officer named in the Summary Compensation Table herein, and all directors and executive officers as a group. Except as indicated in the footnotes to this table, each of the persons named in the table has sole voting and investment power with respect to the shares beneficially owned by such person. The address of the directors, nominees and executive officers is the Company's address.

                                                          Shares
                  Name                             Beneficially Owned(1)                Percent of Class

Randall L. Marcuson                                     176,283(2)                            2.1%
Charles E. Austin                                       108,405(3)                            1.3%
C. Daniel Blackshear                                         0                                 *
Lester M. Crawford, DVM, Ph.D.                           21,500(4)                             *
Kenneth N. May, Ph.D.                                    31,000(5)                             *
Arthur M. Pappas                                         53,550(6)                             *
Don T. Seaquist                                          19,047(7)                             *
Catherine A. Ricks, Ph.D.                                65,667(8)                             *
Rick L. Ryan, Ph.D.                                      17,156(9)                             *
Brian V. Cosgriff                                       18,432(10)                             *
All Directors and Executive Officers                    571,116(11)                           6.6%
   as a Group (12 Persons)

---------------------------

*Less than one percent

(1) The shares of Common Stock and voting rights owned by each person or by all directors and executive officers as a group, and the shares included in the total number of shares of Common Stock outstanding used to determine the percentage of shares of Common Stock owned by each person and such group, have been adjusted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, to reflect the ownership of shares issuable upon exercise of outstanding options, warrants or other common stock equivalents which are exercisable within 60 days. As provided in such Rule, such shares issuable to any holder are deemed outstanding for the purpose of calculating such holder's beneficial ownership but not any other holder's beneficial ownership.

(2) Includes 7,562 shares of Common Stock owned by Mr. Marcuson, 1,326 shares of Common Stock owned jointly by Mr. Marcuson and his children, and 167,395 shares of Common Stock subject to exercisable options.

(3)      Includes 25,000 shares of Common Stock subject to exercisable options.

(4)      All shares subject to exercisable options.

(5) Includes 20,000 shares of Common Stock subject to exercisable options and 4,000 shares held jointly with Dr. May's spouse.

(6)      Includes 17,250 shares of Common Stock subject to exercisable options.

(7)      Includes 8,625 shares of Common Stock subject to exercisable options.

(8) Includes 62,425 shares of Common Stock subject to exercisable options and 100 shares of Common Stock owned by Dr. Ricks' spouse. Dr. Ricks disclaims beneficial ownership of the shares held by her spouse.

(9)      Includes 8,250 shares of Common Stock subject to exercisable options.

(10) Includes 15,000 shares of Common Stock subject to exercisable options owned by Mr. Cosgriff and 217 shares of Common Stock owned jointly by Mr. Cosgriff and his children.

(11)     Includes 398,870 shares of Common Stock subject to exercisable options.

         In addition, the following table sets forth certain information as to each person known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock as of February 27, 1998.


            Name and Address of                         Shares
              Beneficial Owner                    Beneficially Owned        Percent of Class

Mohamed Abdulmohsin Al Kharafi                        629,500(1)                  7.6%
    & Sons W.L.L.
P.O. Box 886 Safat
13009 Safat Kuwait
Palo Alto Investors, Inc. and                         850,400(2)                 10.3%
    William Leland Edwards
431 Florence Street, Suite 200
Palo Alto, CA 94301

------------------------------

(1) Based on information obtained from a Schedule 13D filed by Mohamed Abdulmohsin Al Kharafi & Sons W.L.L. ("Kharafi") with the Securities and Exchange Commission dated May 15, 1996. Kharafi indicated in the
         Schedule 13D that it holds the Company's Common Stock as an equity investment.

(2) Based on information obtained from a Schedule 13D amendment filed by Palo Alto Investors, Inc. ("PAI") and William Leland Edwards with the Securities and Exchange Commission on April 2, 1998. PAI and Mr. Edwards share voting and dispositive power over 822,000 shares and Mr. Edwards has sole voting and dispositive power over 28,400 shares. Mr. Edwards is the controlling shareholder of PAI, a California corporation that is a registered investment adviser under section 203 of the Investment Advisers Act of 1940. The Schedule 13D amendment indicated that such shares were acquired as an equity investment.

                                   MANAGEMENT

         The executive officers of the Company are as follows:

               Name                       Age                       Position with Company

Randall L. Marcuson                        49        President, Chief Executive Officer and Director
Don T. Seaquist                            49        Vice President, Finance and Administration
Catherine A. Ricks, Ph.D.                  51        Vice President, Research and Development
Rick L. Ryan, Ph.D.                        49        Vice President, Global Commercial Development
Brian V. Cosgriff                          45        Vice President, Sales and Marketing
V. Hayes Fenstermacher                     62        Vice President, Manufacturing Services
David M. Baines, Ph.D.                     50        Vice  President  (also,  Managing  Director,  Embrex
                                                     Europe Limited)


         Randall L. Marcuson joined the Company in 1990 as President and Chief Executive Officer and a director. Prior to coming to the Company, Mr. Marcuson was Vice President, Animal Health Products for the International Agricultural Division of American Cyanamid. Mr. Marcuson joined American Cyanamid in 1984 after 10 years of domestic and international marketing experience with Monsanto Agricultural Products Company. Mr. Marcuson holds a B.A. degree in international relations from the University of Kansas.

         Don T. Seaquist joined the Company in 1996 as Vice President, Finance and Administration. Prior to joining the Company, Mr. Seaquist was Vice President and Treasurer of Greyhound Lines, Inc. from February 1990 to January 1995. Previously, Mr. Seaquist was Managing Director of Trinity Litchfield Group, an investment firm, Vice President and Treasurer of Horsehead Industries, an international manufacturing company, and Manager of International Corporate Finance for United Technologies Corporation. Mr. Seaquist holds a B.S.B.A. in Management from Georgetown University and an MBA in Finance and Marketing from Columbia University.

         Catherine A. Ricks, Ph.D. joined the Company in 1989 as Vice President, Research and Development. Prior to joining the Company, Dr. Ricks was Manager of Animal Industry Discovery and Biotechnology for American Cyanamid. During her 10 years with American Cyanamid she managed a variety of research programs directed at increasing livestock productivity. She holds a B.S. in botany and an M.S. in plant physiology from London University, London, England, and a Ph.D. in dairy science from Michigan State University, and is an Adjunct Professor in animal science at Rutgers University and in poultry science at North Carolina State University.

         Rick L. Ryan, Ph.D. joined the Company in 1996 as Vice President, Global Commercial Development. Previously, Dr. Ryan was Director, International Markets for a unit of Monsanto Company. While at Monsanto, from December 1981 to August 1996, Dr. Ryan also held positions as Manager of Research and Development, Product Development Director, Commercial Development Director, and Director Strategic Planning. Dr. Ryan holds a Ph.D. in Biochemistry from the University of Illinois and an MBA from Washington University (St. Louis).

         Brian V. Cosgriff joined the Company in 1995 as Vice President, Sales and Marketing. Prior to joining the Company, Mr. Cosgriff was with SmithKline Beecham for approximately nine years, where he served in various capacities, including Director of Strategic Product Development for that firm's Animal Health business, Director of Business Development and Planning in the United States, and as Sales Director in Australia. Mr. Cosgriff has also worked for Monsanto Australia, Ltd. and Merck Sharp & Dohme, New Zealand. Mr. Cosgriff holds a B.S. degree in biology and economics from the University of Canterbury, Christchurch, New Zealand and an advanced degree in marketing from the University of New South Wales in Sydney, Australia.

         V. Hayes Fenstermacher was appointed Vice President, Manufacturing Services in 1996. He joined the Company in 1991 as Director of Engineering. Prior to coming to the Company, Mr. Fenstermacher was Director of Manufacturing Services for The Cooper Tools Division of Cooper Industries. He holds a B.S. degree in Mechanical Engineering from the University of Delaware. Prior to joining Cooper, Mr. Fenstermacher held various positions with Bethlehem Steel, Federal-Mogul Corp. and Campbell Chain Company.

         David M. Baines, Ph.D. was appointed Vice President of Embrex, Inc. in 1995. Dr. Baines joined the Company as Managing Director of Embrex Europe Limited in 1993, and continues to serve the Company in this capacity. Prior to this, Dr. Baines served as a consultant to the Company. Before his affiliation with Embrex, Dr. Baines had a 23-year career with Rhone Merieux, a subsidiary of Rhone-Poulanc. Dr. Baines served as Chief Executive of Rhone Merieux's United Kingdom animal health subsidiary, and before that as General Manager of its operations in New Zealand. Dr. Baines began his career as a development and senior research scientist for Rhone Merieux, and holds a B.Sc. degree in Zoology from Reading University and a Ph.D. degree in Entomology from London University.

                        PROPOSAL 1: ELECTION OF DIRECTORS

         Pursuant to the authority granted by the Company's Bylaws, the Board of Directors of the Company has established the number constituting the Board of Directors for the ensuing year to be six. The proxies cannot be voted for a greater number of persons than the number of nominees named, and any seat not filled at the Annual Meeting may be filled as a vacancy by the Board of Directors. Each of the nominees currently serves as a director of the Company. The nominees for election as directors are named and certain other information is provided below:


                                                                                          First Year Elected
Name                                       Position With Company                 Age            Director
----                                       ---------------------                 ---            --------

Randall L. Marcuson                        President, Chief Executive Officer,    49              1990
                                               and Director
Charles E. Austin (1)                      Chairman of the Board of               70              1986
                                               Directors
C. Daniel  Blackshear (2)                  Director                               54              1998
Lester M. Crawford, DVM, Ph.D.(2)          Director                               60              1993
Kenneth N. May, Ph.D.(1)                   Director                               67              1989
Arthur M. Pappas (1)                       Director                               50              1995


------------------------------

(1)      Member of the Compensation Committee of the Board.
(2)      Member of the Audit Committee of the Board.

         Randall L. Marcuson's biographical information is included under MANAGEMENT in this Proxy Statement.

         Charles E. Austin has served as a director of the Company since 1986. Prior to his retirement in January 1988, Mr. Austin was with American Cyanamid Company for 25 years, the last 10 years as a corporate officer. He served in a variety of senior management positions including responsibility for American Cyanamid's worldwide agricultural business. Mr. Austin serves as a director of MGI Pharma, Inc. and Cytogen Corporation and as a board member or advisor to other private biotechnology companies. He is on the advisory council of A.M. Pappas & Associates, LLC and Founders Court, a leveraged buy-out firm. He received his B.S. and M.S. degrees in agronomy at the University of Illinois.

         C. Daniel Blackshear became a director of the Company on March 19, 1998. Mr. Blackshear has been President and CEO of Carolina Turkeys since 1994 and was Senior Vice President and a division General Manager of Cuddy Farms, Inc. from 1982 to 1994. From 1971 to 1982, he served in a number of managerial positions at Pillsbury Farms, Country Pride Foods and ConAgra Poultry. Early in his career, he worked as Quality Assurance Director and Food Scientists Section Manager at Gold Kist, Inc. Mr. Blackshear holds both a B.S. degree in Agriculture as a poultry major and a M.S. degree in Food Science and Management from the University of Georgia. He is a past President of both the North Carolina Turkey Federation and the North Carolina Poultry Federation.

         Lester M. Crawford, DVM, Ph.D. has served as a director of the Company since 1993. Dr. Crawford has been Director of the Center for Food and Nutrition Policy at Georgetown University since July 1997 and was Executive Director for the Association of American Veterinary Medical Colleges from August 1993 until June 1997. From 1991 until 1993, he was Executive Vice President for Scientific Affairs of the National Safety and Inspection Service, U.S. Department of Agriculture (USDA). Prior to joining the USDA, Dr. Crawford served as Director of the Center for Veterinary Medicine, Food and Drug Administration, and in various positions at the University of Georgia, including Head, Department of Physiology-Pharmacology. Early in his career, he worked in research and development for American Cyanamid and in private veterinary practice. Dr. Crawford holds a Doctorate of Veterinary Medicine degree from Auburn University, a Ph.D. in Pharmacology from the University of Georgia and received an honorary doctorate from Budapest University in 1987. He was elected a member of the French Academy of Veterinary Medicine in 1984.

         Kenneth N. May, Ph.D. has served as a director of the Company since 1989. Dr. May retired in August 1989 as Chairman, Chief Executive Officer and a director of Holly Farms Foods, Inc., completing 19 years with that company. Dr. May began his career with Holly Farms as Director of Research and Quality Assurance and subsequently became Vice President of that function. Prior to joining Holly Farms, Dr. May held positions as Professor of Poultry Science at Mississippi State University and the University of Georgia. He holds B.S. and M.S. degrees in poultry science from Louisiana State University and a Ph.D. in food technology from Purdue University. He also holds an honorary doctorate of agriculture from Purdue University. Dr. May is a technical advisor and consultant to the National Broiler Council on food safety matters. Dr. May also is a director of Alcide Corporation. Dr. May has been active in the Poultry and Egg Institute, the Poultry Science Association, and the National Broiler Council and has served on various committees for the USDA.

         Arthur M. Pappas has served as a director of the Company since 1995. Mr. Pappas is Chairman and Chief Executive Officer of A.M. Pappas & Associates, LLC, an international management and consulting services company and investor in high technology and life science industries. Mr. Pappas previously served as a director on the Board of Glaxo Holdings plc with executive and Board responsibilities for operations in Asia Pacific, Latin America and Canada. Mr. Pappas also serves as a director of Quintiles Transnational Corp., Gene Medicine, Inc. and KeraVision, Inc. and as a board member or advisor to other private biotechnology companies. Mr. Pappas' 25 years of experience in the health care industry also includes positions with Merrell Dow Pharmaceuticals and Abbott Laboratories International, Inc. Mr. Pappas received a B.S. degree in Biology from Ohio State University and an M.B.A. in Finance from Xavier University.

         The Board of Directors has no reason to believe that the persons named above as nominees for directors will be unable or will decline to serve if elected. However, in the event of death or disqualification of any nominee or refusal or inability of any nominee to serve, it is the intention of the proxyholders named in the accompanying proxy card to vote for the election of such other person or persons as the proxyholders determine in their discretion. In no circumstance will the proxy be voted for more than six nominees. Properly signed and returned proxies, unless revoked, will be voted as directed by the shareholder or, in the absence of such direction, will be voted in favor of the election of the recommended nominees.

         Under North Carolina law, directors are elected by a plurality of the votes cast by the holders of the Common Stock of the Company at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast, even if less than a majority, are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker nonvote or otherwise) will not be included in determining which nominees receive the highest number of votes. All directors hold office until the next Annual Meeting of the Company's shareholders and until the election and qualification of their successors.

The Board of Directors recommends that the shareholders vote "FOR" the election of the nominees.

Director Attendance and Board Committees

         During the last fiscal year, the Board of Directors met six times. Each person that served as a director during the 1997 fiscal year attended 75% or more of the aggregate of the Board meetings and committee meetings (held during the period for which the director was in office) of the Board of which the director was a member, except Mr. Pappas.

         The Board of Directors has two standing committees, an Audit Committee and a Compensation Committee. The members of these committees are identified in the table above.

         The Audit Committee is responsible for reviewing the scope, results and effectiveness of the Company's internal accounting controls and the audits by the Company's independent public accountants. Also, the Audit Committee recommends to the Board the engagement of independent auditors. During 1997, the Audit Committee held three meetings.

         The Compensation Committee recommends to the Board of Directors compensation arrangements for certain employees and directors and is responsible for the administration of certain of the Company's compensation plans. Specifically, the Compensation Committee administers the Company's incentive and nonstatutory stock option plans and employee stock purchase plan. During 1997, the Compensation Committee held four meetings.

         The Company does not have a nominating committee of the Board of Directors. The Board performs the functions that might be performed by such a committee.

Compensation of Directors

         During 1997 non-officer directors received a $6,000 annual retainer, payable $1,500 each calendar quarter, and $750 per Board of Directors or committee meeting attended, plus expenses. No compensation is paid for committee meetings held on the same day as or on days contiguous to the date of a Board of Directors meeting. Non-officer directors also are eligible to receive nonstatutory stock option grants pursuant to the Company's Incentive Stock Option and Nonstatutory Stock Option Plan (June 1993), and 1989 and 1991 Nonstatutory Stock Option Plans. During 1997, each non-officer director of the Company also received options to purchase 5,000 shares of Common Stock at an exercise price of $6.875.

                             EXECUTIVE COMPENSATION

         The following tables set forth a summary of compensation earned by or paid to the Company's Chief Executive Officer and the next four most highly compensated executive officers of the Company who served in such capacities on December 31, 1997, for services rendered during the fiscal years indicated.


                           Summary Compensation Table



           Name and                                 Annual                           Long Term Compensation
      Principal Position                      Compensation (1)(2)               Securities Underlying Options(#)
      ------------------                      -------------------               --------------------------------
                                           Year              Salary
                                           ----              ------
Randall L. Marcuson                        1997             $210,000                         35,000
President and Chief                        1996             $185,000                         51,000
  Executive Officer                        1995             $175,000                         25,100

Don T. Seaquist                            1997             $137,000                          3,000
Vice President, Finance                    1996             $135,000(3)                      31,500
  and Administration

Catherine A. Ricks, Ph.D.                  1997             $133,000                         12,500
Vice President, Research                   1996             $125,500                           7,000
  and Development                          1995             $122,500                         12,100

Rick L. Ryan, Ph.D.                        1997             $132,000                          3,000
Vice President, Global                     1996             $130,000(4)                      30,000
  Commercial Development

Brian V. Cosgriff                          1997             $131,500                         10,000
Vice President, Sales and                  1996             $125,000                           -0-
  Marketing                                1995             $125,000                         25,000


-------------

(1) No executive officer of the Company received any personal benefits other than those benefits available to all employees through participation in employee benefit plans.

(2) Includes compensation that has been deferred under the Company's 401(k) Retirement Savings Plan.

(3) Mr. Seaquist joined the Company in 1996, and the salary indicated is the annual compensation rate. The actual amount of salary paid to Mr. Seaquist in 1996 was $42,321.

(4) Dr. Ryan joined the Company in 1996, and the salary indicated is the annual compensation rate. The actual amount of salary paid to Dr. Ryan in 1996 was $47,333.

                        Option Grants in Last Fiscal Year
                        ---------------------------------

         The following table sets forth stock options granted by the Company to the named executive officers in the past fiscal year. No stock appreciation rights were granted. The table also sets forth the hypothetical potential realizable values that would exist for the options at the end of their ten-year terms, at assumed rates of stock price appreciation of 5% and 10%. The actual value of the options will depend on the market value of the Company's Common Stock. No gain to the option holders is possible without an increase in the stock price, which will benefit all shareholders proportionately. These potential realizable values, based on 5% and 10% appreciation rates prescribed by the Securities and Exchange Commission, are not intended to forecast possible future appreciation, if any, of the Company's stock price.


                                                                                     Potential Realizable Value
                                                                                       at Assumed Annual Rates
                                                                                             of Stock
                                                                                      Price Appreciation for
                                Individual Grants                                           Option Term
                                -----------------                                           -----------
                                               Percent of
                                                 Total
                                 Number of      Options
                                Securities     Granted to
                                Underlying     Employees     Exercise
                                  Options      In Fiscal    Price Per    Expiration
Name                              Granted         Year        Share         Date          5%($)          10% ($)
----                              -------         ----        -----         ----          -----          -------

Randall L. Marcuson              35,000(1)       12.52%       $6.875      1/22/07        $151,328        $383,495

Don T. Seaquist                   3,000(1)        1.07%       $6.875      1/22/07         $12,971         $32,871

Catherine A. Ricks, Ph.D.        12,500(1)        4.47%       $6.875      1/22/07         $54,046        $136,963

Rick L. Ryan, Ph.D.               3,000(1)        1.07%       $6.875      1/22/07         $12,971         $32,871

Brian V. Cosgriff                10,000(1)        3.58%       $6.875      1/22/07         $43,237        $109,570

         Total potential stock price appreciation from January 22, 1997 to
         January 22, 2007 for all shareholders at assumed
         rates of stock price appreciation (2)                                        $35,626,647     $90,284,919

------------------

(1) The options granted are incentive stock options and become exercisable 25% per year commencing one year from the date of grant and are fully exercisable four years from the date of grant. Payment of the exercise price must be in cash, or at the discretion of the Compensation Committee, in capital stock of the Company, by a note bearing interest and payable in installments, or by any other lawful means. Generally, the options granted must be exercised within 10 years from the date of grant, but must be exercised within three months after termination of the option holder's employment (for reasons other than disability or death) and within one year after the option holder's disability or death. These stock options include a provision that would accelerate the vesting of the options upon a "change in control" of the Company.

(2) Based on price of $6.875 on January 22, 1997 and a total of 8,239,946 shares of Common Stock outstanding.


 Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
                                Option Values(1)


                                                Number of Securities                   Value of Unexercised
                                               Underlying Unexercised                "In-The-Money" Options at
                                             Options at Fiscal Year-End                   Fiscal Year-End
                 Name                         Exercisable/Unexercisable            Exercisable/Unexercisable (2)
                 ----                         -------------------------            -----------------------------

Randall L. Marcuson                               167,395 / 57,500                         $222,186 / $0
Don T. Seaquist                                     8,625 / 25,875                               $0 / $0
Catherine A. Ricks, Ph.D.                          62,425 / 15,375                          $91,922 / $0
Rick L. Ryan, Ph.D.                                 8,250 / 24,750                               $0 / $0
Brian V. Cosgriff                                  15,000 / 20,000                               $0 / $0

----------------

(1) No options were exercised by executive officers in the last fiscal year.

(2) Options are "In-the-Money" if the fair market value of the underlying securities exceeds the exercise price of the options. The value of the options is calculated by subtracting the exercise price from $5.3125, the closing market price of the underlying Common Stock as of December 31, 1997.

Employment Agreements

         All employees of the Company, including the executive officers named in the above tables, have entered into employment agreements with the Company. Each employment agreement provides for merit-based salary increases at the Board of Directors' sole discretion and includes confidentiality and non-competition provisions, as well as an ownership provision in the Company's favor for techniques, discoveries and inventions arising during the term of employment. Each employment agreement provides that the named executive officer serves at the pleasure of the Company and does not state a term of employment. Each agreement also provides that if the Company terminates the officer's employment without cause, the officer will be entitled to receive an amount ranging from one to one and one-half times the officer's annual compensation.

         Each of the executive officers of the Company has entered into a Change in Control Severance Agreement with the Company. Each of these agreements provides that after a change in control of the Company, the officer will be entitled to receive certain payments and benefits, including a payment equal to
2.9 times the officer's annual compensation, if within two years the Company terminates the officer's employment for reasons other than cause, disability or death, or if the employee terminates his employment for good reason, for example a change in the employee's position, responsibilities, or salary. Also under such circumstances, all stock options held by such officers immediately vest.

Compliance with Section 16(a) of the Exchange Act

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on a review of the report forms that were filed and written representations from executive officers and directors, the Company believes that during 1997 all Section 16 filing requirements applicable to its executive officers and directors were complied with except that Arthur M. Pappas, a Company director, and Don T. Seaquist, the Company's Vice President, Finance and Administration, each inadvertently failed to report three transactions in Company Common Stock on a timely basis. Both Mr. Papas and Mr. Seaquist subsequently reported such transactions on Form 5s at the end of the 1997 fiscal year.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

General

         The Compensation Committee (the "Committee") reviews and makes recommendations to the full Board of Directors regarding the overall compensation structure and program of the Company including employee benefit and stock option plans. The Committee serves also as the Stock Option Committee and approves (or recommends to the full Board of Directors at its discretion) the grant of stock options from the Company's various stock option plans. The Committee is composed entirely of non-officer and non-employee directors.

Executive Compensation

         The Company's policy is to pay its executives and other employees at rates competitive with the national or local markets in which it must recruit to enable the Company to maintain a highly competent and productive staff. The Company competes for management personnel with many larger and more profitable companies.

         Compensation of executives consists of the same components as the compensation of other Company employees: monthly salary, company paid fringe benefits (consisting principally of group health and other insurance) and stock options. Executives are paid salaries within a range established for their position. Salary ranges for executive positions are established using the same process as for other positions and job levels within the Company, i.e., by systematically evaluating the position and assigning a salary range based on comparisons with pay scales for similar positions in reasonably comparable companies using regional and national salary surveys. Companies included in these salary surveys will vary and are not necessarily the same as the companies used for purposes of the performance graph included in this Proxy Statement. Presently, stock option awards are the principal means for rewarding executives for good performance.

         Adjustments to executive salaries are generally made annually along with adjustments to other employee salaries. Adjustments to executive salaries other than the Chief Executive Officer ("CEO") are recommended to the Committee by the CEO based on an executive's performance during the preceding year, the executive's salary relative to the salary range for the position, and the competitive situation. That performance is measured based on the executive's success in achieving goals established at the beginning of the year. Where achievement of these goals cannot readily be measured objectively, the Committee will exercise its subjective judgment in determining the degree to which goals are achieved. Corporate performance also is considered by the Committee, although it is not determinative of executive compensation because corporate performance is best measured over longer periods of time.

CEO Compensation

         The CEO's compensation is recommended by the Committee to the full Board of Directors based on the Committee's knowledge of the level appropriate to enable the Company to remain competitive and retain top management.

         In addition, the compensation of Mr. Randall L. Marcuson, President and Chief Executive Officer, has been and is based on the Committee's subjective assessment of his progress toward achieving Company objectives of profitability, developing the INOVOJECT(R) egg injection system and other products, commercial introduction of those products to the global poultry industry, establishing a commercial presence in international markets, overall organizational development, and enhancing long term shareholder value. In reaching this year's recommendation, particular weight was given to the fact that the Company had significantly increased its number of INOVOJECT(R) placements, commenced global expansion into Asia, and strongly increased revenues and net income.

Stock Option Grants

         Stock options are intended to enhance the long term proprietary interest in the Company on the part of employees and others who can contribute to the Company's overall success and to increase the value of the Company to its shareholders.

         Generally all employees of the Company are eligible to receive annual stock option grants. Guidelines are established for ranges of option grants based on the salary ranges of various position levels within the Company. Guideline ranges for stock option grants increase relative to cash compensation as position levels increase, since the Committee believes that employees at higher levels in the organization have a greater opportunity to influence and contribute to shareholder value. The Committee may decide to award stock options greater than the guideline amounts or more frequently than annually, if it believes the recipient has made an exceptional contribution to the Company's progress.

         Stock options are also awarded upon hiring employees to fill certain senior positions in the Company. The size of those awards are determined based on the guidelines for annual awards for the position to be occupied by the new employee and the competitive situation.

         The process for determining amounts of stock option awards is based on the same criteria as those used for determining adjustments to cash compensation, although success in achieving performance goals is weighed more heavily in determining stock option awards.

         This report is submitted by the following members of the Compensation Committee of the Board of Directors:

                                Charles E. Austin
                              Kenneth N. May, Ph.D.
                                Arthur M. Pappas

                      COMPARISON OF CUMULATIVE TOTAL RETURN

         The following graph compares the cumulative total shareholder return on the Company's Common Stock over the five-year period ended December 31, 1997, with the cumulative total return for the same period on the Nasdaq Composite
(US) Index and a peer group selected by the Company on a line-of-business basis (the "Peer Group"). The Peer Group of the following 14 companies is based on companies identified as bio/veterinary by BioCentury Publications Inc. in its "BioCentury, The Bernstein Report on BioBusiness": Cantab Pharmaceuticals plc, CytRx Corp., Dekalb Genetics Corp., DNAP Holding Corp., Draxis Health, Inc., Ecogen Inc., Ecoscience Corp., Energy Biosystems Inc., Envirogen Inc., Epitope Inc., Idexx Labs Inc., ImmuCell Corp., Mycogen Corp., and Oxis International Inc. Two companies were removed from the Peer Group in 1997. The first, Biosys, Inc. filed for bankruptcy protection and the second, Calgene, Inc. was acquired. The graph assumes that at the beginning of the period indicated $100 was invested in the Company's Common Stock and the stock of the companies comprising the Nasdaq Composite (US) Index and the Peer Group, and that all dividends, if any, were reinvested.


[Line Graph appears here which includes the following plot points]


----------------------------------------------------- ------------ ----------- ----------- ----------- -----------
Comparison of Cumulative Total Return
                                           12/31/92    12/31/93    12/31/94     12/31/95    12/31/96    12/31/97
----------------------------------------- ----------- ----------- ------------ ----------- ----------- -----------
Embrex, Inc.                               $ 100.00     $ 77.42     $ 79.03      $ 75.81     $ 83.87     $ 68.54
----------------------------------------- ----------- ----------- ------------ ----------- ----------- -----------
Peer Group                                 $ 100.00    $ 106.23     $ 85.00     $ 151.92    $ 163.56    $ 141.88
----------------------------------------- ----------- ----------- ------------ ----------- ----------- -----------
Nasdaq Composite (US)                      $ 100.00    $ 114.80    $ 112.21     $ 158.70    $ 195.19    $ 239.53
----------------------------------------- ----------- ----------- ------------ ----------- ----------- -----------

                 PROPOSAL 2: AMENDMENT TO INCENTIVE STOCK OPTION
                       AND NONSTATUTORY STOCK OPTION PLAN

         On March 19, 1998, the Board of Directors of the Company approved, subject to shareholder approval, an amendment to the Company's Incentive Stock Option and Nonstatutory Stock Option Plan (June 1993) (the "Plan") to increase the number of shares of Common Stock that may be issued under the Plan. The Board of Directors recommends that the shareholders approve the proposed amendment to the Plan, which increases the maximum number of shares of Common Stock that may be issued under the Plan from 1,200,000 to 1,900,000. The proposed amendment would not change any other terms of the Plan.

         The Plan is being amended in order to ensure the availability of an adequate number of shares of Common Stock to allow the Plan to continue. Without the proposed amendment, the maximum number of shares of Common Stock which may be issued under the Plan is 1,200,000 shares. As of February 27, 1998, substantially all of such 1,200,000 shares under the Plan had been issued or reserved for issuance pursuant to options previously granted under the Plan. Outstanding options granted under the Plan are included in the descriptions of options under EXECUTIVE COMPENSATION in this Proxy Statement.

         The Plan authorizes the Company to grant either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options. Incentive stock options are intended to qualify for favorable tax treatment under the Code. The Plan may be used to grant incentive stock options to all employees and nonstatutory stock options to employees, directors, consultants and other parties who have made significant contributions to the Company. The Plan is designed to secure for the Company and its shareholders the benefits arising from capital stock ownership by employees of the Company and other participants who are expected to contribute to the Company's future growth and success. The Plan is intended to benefit the Company and its shareholders by encouraging employees and other participants to remain employees of, or otherwise involved with the Company, to own stock, and to share in the long-term success of the Company to which they contribute. If the proposed amendment to the Plan is not approved by shareholders, the amendment will not become effective. In such event, the Company will examine other alternatives and may submit other compensation plans for shareholder approval at a later date or take action not requiring shareholder approval.

         The Plan was originally approved by shareholders at the 1993 Annual Meeting and was amended by shareholders at the 1996 Annual Meeting to increase the shares issuable under the Plan (the "Plan Amendment"). The Plan and Plan Amendment were submitted to shareholders at those times so that the option grants and option exercises under the Plan would come within the "safe harbor" of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and so that incentive stock options granted under the Plan would be afforded favorable federal tax treatment. Rule 16b-3 is the exemption provision primarily relied upon by issuers to exempt certain stock option and other employee benefit plan transactions from potential "short swing" profit liability under the Exchange Act. Although during 1996 Rule 16b-3 was amended so that shareholder approval of the Plan is not required as a condition for Rule 16b-3 "safe harbor" treatment, the proposed amendment to the Plan is being submitted to the shareholders in order that participants under the Plan will be able to continue to avail themselves of favorable federal tax treatment. The Plan also is being submitted to shareholders because under the terms of the Plan, a material increase in the maximum number shares which may be issued under the Plan requires shareholder approval, as well as approval by the Board of Directors.

         As of February 27, 1998, the market price of the Company's Common Stock was $5.50 per share, based on the last reported transaction price on such date for the Common Stock as listed for trading on the Nasdaq National Market System.

         For a more complete description of the features of the Plan, including its terms, eligibility requirements, and amendment and termination procedures, see the Summary of Incentive Stock Option and Nonstatutory Stock Option Plan attached hereto as Appendix I and incorporated by reference herein.

         Approval of this proposal requires the affirmative vote of a majority of the Company's shares of Common Stock present, or represented, and entitled to vote at the Annual Meeting. Shares voted for the proposal and shares represented by returned proxies that do not contain instructions to vote against the proposal or to abstain from voting will be counted as shares cast for the proposal. Shares will be counted as cast against the proposal if the shares are voted either against the proposal or to abstain from voting. Broker non-votes will not change the number of votes cast for or against the proposal, but will be treated as shares present or represented at the meeting.

The Board of Directors recommends that the shareholders vote "FOR" the proposed amendment to the Plan.


                  PROPOSAL 3: AMENDMENT TO THE COMPANY'S BYLAWS

         The Board of Directors has approved, subject to shareholder approval, an amendment to the Company's Amended and Restated Bylaws ("Bylaws"). The purpose of the proposed amendment is to change the range of the number of Directors by increasing the maximum number of Directors from seven (7) to twelve
(12) members. The Bylaws currently provide that the number of Directors shall be not less than one (1) nor more than seven (7). On March 27, 1998, the Board of Directors approved and recommended for shareholder approval an amendment to
Article IV, Section 2 of the Company's Bylaws to change the authorized size of the Board so that the number of Directors shall be not less than one (1) and no more than twelve (12). This increase has been recommended by the Board of Directors to provide the Company greater flexibility in the event it wishes to increase the size of the Board of Directors. If Proposal 3 is approved by shareholders at the Annual Meeting, Section 2 of Article IV of the Company's Bylaws will be amended to read as follows:




         Section 2.  Number, Term and Qualifications.

                  The number constituting the board of directors shall be not less than one (1) nor more than twelve (12). The number of directors within this variable range may be fixed or changed from time to time by the shareholders or the board of directors. Each director shall hold office until his death, resignation, retirement, removal, disqualification, or until his successor is elected and qualified. Directors need not be residents of the State of North Carolina or shareholders of the Corporation.

         Approval of this proposal requires the affirmative vote of a majority of the Company's shares of Common Stock present, or represented, and entitled to vote at the Annual Meeting. Shares voted for the proposal and shares represented by returned proxies that do not contain instructions to vote against the proposal or to abstain from voting will be counted as shares cast for the proposal. Shares will be counted as cast against the proposal if the shares are voted either against the proposal or to abstain from voting. Broker non-votes will not change the number of votes cast for or against the proposal, but will be treated as shares present or represented at the meeting.

The Board of Directors recommends that shareholders vote "FOR" the proposed amendment to the Bylaws.

       PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         Ernst & Young LLP has served as the independent accounting firm of the Company since its inception. Pursuant to the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP as independent accountants for the fiscal year ending December 31, 1998. Although the selection and appointment of independent accountants are not required to be submitted to a vote of the shareholders, the Board of Directors desires to obtain shareholder ratification of this appointment. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and to be available to respond to appropriate questions, and will be afforded an opportunity to make a statement.

The Board of Directors recommends that the shareholders vote "FOR" the ratification of the appointment of Ernst & Young LLP for fiscal year 1998.

                                  MISCELLANEOUS

         Upon written request made by any shareholder to Don T. Seaquist, Vice President Finance and Administration and Corporate Secretary, Embrex, Inc., Post Office Box 13989, Research Triangle Park, North Carolina 27709, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997, including the financial statements, will be provided without charge.

                       SUBMISSION OF SHAREHOLDER PROPOSALS
                             FOR 1999 ANNUAL MEETING

         Any proposals which shareholders intend to present for a vote of shareholders at the 1999 Annual Meeting of Shareholders and which such shareholders desire to have included in the Company's proxy statement and form of proxy relating to that meeting must be sent to the Company's principal executive offices, marked to the attention of the Secretary of the Company, and received by the Company at such offices on or before December 17, 1998. Proposals received after December 17, 1998 will not be considered for inclusion in the Company's proxy materials for its 1999 Annual Meeting.


By Order of the Board of Directors

/s/ Don T. Seaquist
Don T. Seaquist
Secretary
April 24, 1998

                                   APPENDIX I

      SUMMARY OF INCENTIVE STOCK OPTION AND NONSTATUTORY STOCK OPTION PLAN

         The Embrex, Inc. Incentive Stock Option and Nonstatutory Stock Option Plan (June 1993) (the "Plan") was approved by the shareholders at the 1993 Annual Meeting and was amended by the shareholders at the 1996 Annual Meeting. The following description of the Plan is a summary of the material terms and provisions of the Plan, is not intended to be complete description, and is qualified in its entirety by reference to the full text of the Plan. A copy of the Plan may be obtained without charge upon written request made by a shareholder to Don T. Seaquist, Vice President Finance and Administration and Corporate Secretary, Embrex, Inc., Post Office Box 13989, Research Triangle Park, North Carolina 27709.

         General Information. The Plan authorizes the Company to grant either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options. The Plan may be used to grant incentive stock options to all employees and nonstatutory stock options to employees, directors, consultants or other parties who have made significant contributions to the Company. The aggregate number of shares of Common Stock which may be issued under the Plan may not exceed 1,200,000. The proposed amendment to the Plan would increase such aggregate number of shares to 1,900,000.

         Administration of Plan. The Plan is administered by a committee appointed by the Board of Directors, which must consist of two or more disinterested directors. Presently, the Compensation Committee of the Board serves as the committee under the Plan. In general, the Compensation Committee has broad discretionary authority regarding the Plan, including the authority to determine which options shall constitute incentive stock options and which options shall constitute nonstatutory stock options, which persons shall be granted options and the amount of such options, to determine and construe the terms and provisions of the agreements and other documents by which options are granted and accepted, and to make all other determinations that the Compensation Committee shall deem necessary or desirable for the administration of the Plan.

         Eligibility. Those persons eligible to receive incentive stock options under the Plan are certain employees of the Company whom the Compensation Committee may select from time to time in order to fulfill the purpose of the Plan as described above. Those persons eligible to receive nonstatutory stock options under the Plan are certain employees, directors and consultants of the Company, or other parties who have made a significant contribution to the business and success of the Company, as may be selected from time to time by the Compensation Committee or the Board of Directors. As of February 28, 1998, there were 126 employees and directors of the Company, all of which were eligible to receive stock options under the Plan. The granting of stock options is conditioned on the execution by the recipient of an option agreement which shall contain terms and conditions consistent with the Plan as determined by the Compensation Committee or the Board of Directors from time to time. The Company does not receive any payment or other consideration at the time of the granting of the options.

         Terms and Exercise of Incentive Stock Options. The prices at which shares of Common Stock under the incentive stock options may be purchased are determined in the discretion of the Board of Directors or Compensation Committee, but option exercise prices must be no less than the fair market value of the underlying Common Stock at the time of the grant (110% of the fair market value for 10% or greater shareholders). Payment of the exercise price of an option shall be in cash. The Board of Directors or Compensation Committee in its discretion shall determine the term of each incentive stock option, but incentive stock options may not be exercised later than 10 years from the date of grant (5 years for 10% or greater shareholders). Each incentive stock option granted under the Plan is exercisable either in full or installments as set forth in the agreement evidencing the option. Officers and directors may not dispose of their options or the Common Stock received upon exercise of their options until at least six months has elapsed from the date of option grant.

         Incentive stock options are not transferable otherwise than by will or the laws of descent and distribution, and during the optionee's lifetime are exercisable only by the optionee. Generally, incentive stock options granted under the Plan must be exercised within three months after termination of the optionee's employment (for reasons other than cause, disability or death), within one year after the optionee's death or disability, or within 10 years after the date of the option grant. If the optionee's employment is terminated by the Company for cause, the right to exercise the option terminates immediately. The holder of an incentive stock option shall have no rights as a shareholder with respect to the shares of Common Stock covered by the option until the date of issuance of a stock certificate upon the due exercise of the option.

         Federal Income Tax Consequences of Incentive Stock Options. Incentive stock options issued under the Plan are intended to qualify for favorable tax treatment under the Code. Under the rules governing such options, an employee will not recognize income, and the Company will not be entitled to any deduction, upon the grant of an option to the employee. In addition, the employee will not recognize income, and the Company will not be entitled to any deduction, when the option is exercised, provided the employee was an employee of the Company at all times during the period from the grant of the option until the date three months before its exercise. The employee will recognize gain or loss upon a sale or other disposition of the stock received in exercise of the option. If the disposition occurs more than two years from the date the option was granted and one year from the date the option was exercised, the amount of gain or loss recognized will equal the difference between the amount realized on the disposition of the stock and the option price the employee paid for the stock, and the entire gain will be treated as capital gain. If the disposition occurs before the end of these holding periods, the employee will recognize ordinary compensation income equal to the difference between the fair market value of the stock on the date the option was exercised and the option price paid for the stock. The employee will also recognize capital gain or loss equal to the difference between the amount realized on the disposition of the stock and the sum of the option price the employee paid for the stock and the amount of compensation income, if any, the employee recognized as a result of the disposition. In such a case, the Company will be entitled to a deduction equal to the amount treated as compensation income to the employee.

         Terms and Exercise of Nonstatutory Stock Options. The prices at which shares of Common Stock under the nonstatutory stock options may be purchased are determined in the discretion of the Board of Directors or Compensation Committee, but option exercise prices must be no less than the fair market value of the underlying Common Stock at the time of the grant. Payment of the exercise price of an option shall be in cash. The Compensation Committee, in its discretion, shall determine the term of each nonstatutory stock option, but such options may not be exercisable more than 10 years from the date of grant. Each nonstatutory stock option granted under the Plan is exercisable either in full or installments as set forth in the agreement evidencing the option. Officers and directors may not dispose of their options (other than upon exercise or conversion) or their underlying Common Stock until at least six months has elapsed from the date of grant.

         Nonstatutory stock options are not transferable otherwise than by will or the laws of descent and distribution, and during the optionee's lifetime are exercisable only by the optionee. If the optionee is an employee and such employment terminates for any reason other than death, the optionee may, unless discharged for cause, exercise his or her option to the extent the optionee was entitled to exercise the option on the date when such employment was terminated within certain limitations. If the termination of employment is voluntary on the part of the optionee, the optionee must exercise the option within 10 days after the date of termination of employment unless a longer period not exceeding three months is allowed by the Compensation Committee. If the termination of employment is involuntary on the part of the optionee, the optionee must exercise the option within three months after the date of termination of employment. An option may be exercised only to the extent exercisable on the date of termination of employment and, in no event, may an optionee exercise the option when the termination was for cause. If an optionee retires or resigns with the Company's consent, the optionee's option may be exercised in the same manner as if the optionee had continued in the Company's employment; provided, however, the Compensation Committee may terminate all unexercised options if it determines that the optionee has engaged in any activity detrimental to the Company's interest.

         If the optionee dies at a time when such optionee is entitled to exercise an option, then such option may be exercised within one year after the optionee's death as to the shares which the optionee was entitled to purchase immediately prior to death.

The Plan provides that each non-officer director, upon the completion of each full year of service, will receive, without further action by the Compensation Committee or the Board of Directors, a nonstatutory stock option to purchase shares of Common Stock in accordance with the following schedule: 1993:
2,000 shares; 1994: 3,000 shares; 1995: 4,000 shares; 1996 and subsequent years:
5,000 shares. If a director is not qualified for an award under the above schedule because the director has not completed the full year of service, the Compensation Committee, in its discretion, may determine whether or not an option will be awarded.

         Federal Income Tax Consequences of Nonstatutory Stock Options. Under the Code, an individual granted a nonstatutory stock option realizes no taxable income upon receipt of the option, provided the option does not have readily ascertainable fair market value at the date of grant. The employee will recognize ordinary taxable income upon the exercise of the option equal to the excess of the fair market value of the stock acquired at the time of the exercise of the option over the option price paid. The Company will be entitled to a deduction equal to the same amount to the extent such amount is treated as reasonable compensation under the Code. The deduction will be allowed in the Company's taxable year which includes the last day of the optionee's taxable year in which the option is exercised. An optionee's tax basis in shares acquired upon the exercise of the option will be the fair market value of such shares on the date the option is exercised. Upon any sale of shares acquired upon exercise of a nonstatutory stock option, the optionee's gain or loss will equal the difference between the amount realized on the sale and such tax basis.

         Amendment and Termination. The Board of Directors may from time to time modify or amend the Plan in any respect, except that without the approval of the shareholders of the Company, the Board may not materially increase the benefits accruing to individuals who participate in the Plan, materially increase the maximum number of shares which may be issued under the Plan (except for permissible adjustments provided in the Plan), or materially modify the requirements as to eligibility for participation in the Plan. The modification or amendment of the Plan shall not, without the consent of an optionee, affect his rights under an option previously granted to him, provided that with respect to incentive stock options, the Board of Directors shall have the right to amend or modify the Plan and any outstanding options granted under the Plan to the extent necessary to qualify such options for favorable income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code. The Plan terminates upon the earlier of the tenth anniversary of the date of its adoption by the Board of Directors or the date on which all shares available for issuance under the Plan shall have been issued pursuant to the exercise or cancellation of options granted under the Plan.

********************************************************************************
                                                                    APPENDIX A

         PROXY                                              PROXY


                                  EMBREX, INC.
                    Proxy for Annual Meeting of Shareholders
                           To Be Held on May 21, 1998
                       Solicited by the Board of Directors

         The undersigned hereby constitutes and appoints Randall L. Marcuson and Don T. Seaquist and each of them as attorney and proxy of the undersigned, each with full power of substitution, to represent the undersigned and to vote all of the shares of Common Stock in Embrex, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina, on Thursday, May 21, 1998, at 9:00 a.m., local time, and any adjournments of the meeting.

         When properly executed and returned, this proxy and the shares represented hereby will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy and such shares will be voted FOR Proposals 1, 2, 3 and 4 set forth below and described in the Proxy Statement. The undersigned further gives the above-named attorneys and proxies the authority to vote in their discretion upon such other matters as may properly come before the Annual Meeting and any adjournments of the meeting. This proxy may be revoked prior to its exercise.

        The Board of Directors Recommends a Vote FOR the Proposals Listed Below.

1.       Election of Board of Directors:

         ___ FOR all nominees listed below (except as marked to the contrary below).

         ___ WITHHOLD AUTHORITY to vote for all nominees listed below.

         Charles E. Austin; C. Daniel Blackshear; Lester M. Crawford, DVM, Ph.D.; Randall L. Marcuson; Kenneth N. May, Ph.D.; Arthur M. Pappas.

         INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below:

2. Approve an amendment to the Company's Incentive Stock Option and Nonstatutory Stock Option Plan which would increase the maximum number of shares of Common Stock available for issuance pursuant to the Plan:

         ___ FOR                 ___  AGAINST                       ___ ABSTAIN

3. Approve an amendment to the Company's Bylaws that would change the range of the number of Directors on the Board of Directors from a minimum of one (1) and maximum of seven (7) members to a minimum of one
         (1) and a maximum of twelve (12) members:

         ___ FOR                 ___  AGAINST                       ___ ABSTAIN

4. Ratify the action of the Board of Directors in appointing Ernst & Young LLP as independent accountants for the Company for the fiscal year ending December 31, 1998:

         ___ FOR                 ___  AGAINST                       ___ ABSTAIN




         The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement for such meeting, and the Annual Report to Shareholders for 1997.






         Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign.


                       Date ________________________, 1998
                            (Be sure to date proxy)

                            -----------------------------------
                            Signature and title, if applicable

                            -----------------------------------
                            Signature if held jointly

                            When signing as attorney, executor, administrator,
trustee or guardian, please give full title as such. If a corporation, please sign the full corporate name by the President or other authorized officer. If a partnership or other non-corporate entity, please sign in the entity's name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.